UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Old Mutual Funds III

Address of Principal Business Office:

4643 South Ulster Street, Suite 600, Denver, Colorado 80237

Telephone Number:	(720) 200-7600

Name and Address of Agent for Service of Process:

Julian F. Sluyters
4643 South Ulster Street, Suite 600, Denver, Colorado 80237

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes ☒ No ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and State of Colorado on the 3rd day of December, 2007.

		Signature	Old Mutual Funds III

		By:	/s/ Julian F. Sluyters
Julian F. Sluyters
Sole Trustee

Attest:	/s/ Julian F. Sluyters
Julian F. Sluyters
Sole Trustee